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                                                                    Exhibit 99.1

               FOSTER WHEELER'S BUSINESS PLAN ACCEPTED BY THE NYSE

         HAMILTON, BERMUDA, July 10, 2003 - Foster Wheeler Ltd. (NYSE: FWC) announced today that the New York Stock Exchange (NYSE) accepted the company's business plan for continued listing on the exchange. The company will work with the NYSE to execute its plan and thereby achieve compliance within the 18-month plan period. The company's plan includes steps to comply with the exchange's continued listing criteria of maintaining stockholders' equity of not less than $50 million and an average market capitalization of not less than $50 million over a 30 trading-day period. During the 18-month plan period, Foster Wheeler's common stock will continue to trade on the NYSE, subject to quarterly monitoring of the company's execution of its plan by the NYSE.

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Notes to Editors:

1. Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, oil and gas, petrochemical, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at www.fwc.com.

2.   Safe Harbor Statement

     This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the various industries within which the Corporation operates. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The corporation cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic

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     growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, changes in regulatory environment, changes in project design or schedules, changes in estimates made by the company of costs to complete projects, contract cancellations, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, changes in financial markets, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, and the outcome of cash-generation initiatives.

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Media Contact:             Richard Tauberman         908-730-4444
Other Inquiries:                                     908-730-4000